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                         MANUFACTURERS INVESTMENT TRUST
                                73 TREMONT STREET
                           BOSTON, MASSACHUSETTS 02108


April 26, 2004


To Whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the following series of Manufacturers Investment Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 2-94157) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933:

         1. Lifestyle Aggressive 1000 Trust I
         2. Lifestyle Growth 820 Trust I
         3. Lifestyle Balanced 640 Trust I
         4. Lifestyle Moderate 460 Trust I
         5. Lifestyle Conservative 280 Trust I

         6. Lifestyle Aggressive 1000 Trust II
         7. Lifestyle Growth 820 Trust II
         8. Lifestyle Balanced 640 Trust II
         9. Lifestyle Moderate 460 Trust II
        10. Lifestyle Conservative 280 Trust II

        11. Small Company Trust
        11. Core Equity Trust
        12. Classic Value Trust
        13. Quantitative Value Trust
        14. U.S. Global Leaders Growth Trust
        15. Strategic Income Trust



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I have examined such records and documents and reviewed such questions of law as
I deemed necessary for purposes of this opinion.

         1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

         2. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/Betsy Anne Seel

Betsy Anne Seel, Esq.